Exhibit 99.1

News Release For Immediate Release

Ontrak Announces Closing of Public Offering of Non-Convertible Preferred Stock
Company to use non-dilutive capital for working capital,

M&A, investment in technology

Santa Monica, CA – August 26, 2020 – Ontrak, Inc. (NASDAQ: OTRK) (“Ontrak” or the “Company”), a leading AI-powered and telehealth enabled, virtualized outpatient healthcare treatment company, today announced that it had closed its previously announced underwritten public offering of 1,700,000 shares of its 9.50% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock“) at $25.00 per share, for gross proceeds to the Company of $42.5 million. The Company has granted the underwriters a 30-day option to purchase up to an additional 255,000 shares of Series A Preferred Stock initially sold to the public. The Series A Preferred Stock sold in the offering has been approved for listing on the Nasdaq Global Market under the symbol “OTRKP.” After deducting underwriting fees and other offering expenses payable by the Company, the net proceeds to the Company were approximately $39.3 million prior to any exercise of the underwriters’ option to purchase additional shares.

Mr. Terren Peizer, Chairman and CEO of Ontrak, stated: “We are pleased to see how well this financing was received by the capital markets. It is highly unusual to have grown so rapidly over the last 3 ½ years without issuing any common equity to fund our growth. This financing strategy has greatly enhanced shareholder value. We are now well capitalized to execute on the strategic initiatives that we believe will further accelerate our growth trajectory and commercial expansion."

B. Riley FBR, Ladenburg Thalmann and William Blair acted as book-running managers for the offering. ThinkEquity, a division of Fordham Financial Management, Inc. acted as Lead Manager. Incapital, The Benchmark Company, Boenning & Scattergood, Colliers Securities and Kingswood Capital Markets, a Division of Benchmark Investments, Inc. acted as co-managers.

The Company intends to use the net proceeds of this offering to fund a segregated dividend account for the payments of the first eight quarterly dividend payments on the Series A Preferred Stock and to use the remaining net proceeds for general corporate purposes, which may include working capital, M&A, and investments in technology.

The offering of the Series A Preferred Stock was made under the Company’s existing effective shelf registration statement, which was filed with the Securities and Exchange Commission (“SEC”). The offering was made by means of a prospectus supplement and prospectus, which have been filed with the SEC. You should read the applicable prospectus supplement and prospectus for more complete information about the Company and the offering. You may obtain these documents free of charge by visiting the SEC website at www.sec.gov. Alternatively, you may obtain copies by contacting B. Riley FBR, Inc. at 299 Park Avenue, New York, New York 10171, by telephone at (703) 312-9580 or by email at prospectuses@brileyfbr.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ontrak, Inc.

Ontrak, Inc. (f/k/a Catasys, Inc.) is a leading AI and telehealth enabled, virtualized outpatient healthcare treatment company, whose mission is to help improve the health and save the lives of as many people as possible. The company’s PRE™ (Predict-Recommend-Engage) platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who aren’t getting the care they need. By combining predictive analytics with human engagement, Ontrak delivers improved member health and validated outcomes and savings to healthcare payers.

The company’s integrated, technology-enabled Ontrak™ solutions, a critical component of the PRE platform, are designed to treat members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Ontrak has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

Ontrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. The company’s programs improve member health and deliver validated cost savings to healthcare payers of more than 50 percent for enrolled members. Ontrak solutions are available to members of leading national and regional health plans in 30 states and in Washington, D.C.

Learn more at www.ontrak-inc.com

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

For Investors:

Ontrak, Inc.

Westwicke

Bob East

Phone: 443-213-0502

Email:  bob.east@westwicke.com

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